UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2025

MATINAS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38022	46-3011414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

1545 Route 206 South, Suite 302 Bedminster, New Jersey	07921
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 484-8805

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock	MTNB	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 10, 2025, Natasha Giordano informed the Board of Directors (the “Board”) of Matinas BioPharma Holdings, Inc. (the “Company”) that she was resigning from the Board effective February 11, 2025, due to her other professional obligations. In connection with her resignation, Ms. Giordano also resigned from her positions on the Board’s Audit Committee (the “Audit Committee”)_and Nominating and Corporate Governance Committee (the “Governance Committee”). Ms. Giordano’s resignation was not the result of a material disagreement or change in direction of the Company.

On February 10, 2025, Matthew Wikler informed the Board that he was resigning from the Board effective February 11, 2025, due to his other professional obligations. In connection with his resignation, Mr. Wikler also resigned from his position on the Board’s Compensation Committee (the “Compensation Committee”). Mr. Wikler’s resignation was not the result of a material disagreement or change in direction of the Company.

(d) Effective as of March 11, 2025, the Board, on the recommendation of the Governance Committee, appointed Keith Murphy and Edward Neugeboren directors of the Company to replace Ms. Giordano and Mr. Wikler, respectively. The Board appointed Mr. Murphy to serve as a member of the Compensation Committee and as Chair of the Governance Committee. The Board appointed Mr. Neugeboren to serve as a member of the Audit Committee and as Chair of the Compensation Committee. The Board has determined that each of Mr. Murphy and Mr. Neugeboren (i) is independent under the rules of the NYSE and (ii) meets the heightened standards of independence for compensation committee membership under the applicable rules of the SEC and NYSE. The Board has further determined that Mr. Neugeboren qualifies as an “audit committee financial expert” under the criteria set forth in Item 407(d)(5) of Regulation S-K.

Mr. Murphy is currently a Director and Executive Chairman of Organovo Holdings, Inc. (Nasdaq: ONVO) and also CEO and Chairman of Viscient Bio. Prior to co-founding Viscient Bio in 2017, Mr. Murphy founded Organovo in 2007 and led all company operations until 2017. Mr. Murphy re-joined the Organovo board of directors in July 2020 and has served as its Executive Chairman since September 2020. Prior to Organovo, Mr. Murphy spent ten years at Amgen in roles of increasing responsibility, including four years as the Global Operations Leader of denosumab, now marketed as Prolia & Xgeva. Prior to Amgen, he played a key role at Alkermes in the development of once-monthly human growth hormone (hGH) in partnership with Genentech. He holds a B.S. in Chemical Engineering from the Massachusetts Institute of Technology and is an alumnus of the UCLA Anderson School of Management. Mr. Murphy serves as co-chair of the Board of No Patient Left Behind, and on the Board of Directors of California Life Sciences, the state’s life science industry public policy, advocacy and business leadership organization. Mr. Murphy was appointed to the Board because of his significant healthcare experience.

Mr. Neugeboren is currently the Chief Strategy Officer of Cronus Pharma, LLC, a fully integrated R&D, manufacturing and sales & marketing animal health pharmaceutical company. Previously, Mr. Neugeboren was the Chief Strategy Officer for the parent pharmaceutical group comprised of Rising Pharma Holdings, Inc., a generic pharmaceutical company, and Casper Pharma, LLC, a specialty pharmaceutical company. Mr. Neugeboren currently serves on the Board of Directors of Grace Therapeutics, Inc. (Nasdaq: GRCE), a late-stage biopharmaceutical company addressing rare and orphan diseases where he is a member of the Audit, Compensation and Nominating & Governance Committees. Additionally, Mr. Neugeboren is Founder and Managing Partner of QuadView Healthcare Advisors, a healthcare investment banking and business development firm. Mr. Neugeboren began his career in 1992 as an equity research analyst covering the Specialty Pharmaceuticals industry, including Generic Drugs and Drug Delivery at Dillon, Read & Co., Kidder, Peabody & Co., and Furman, Selz, Inc. He was a member of the top-ranked Greenwich Associates Mid-Cap Pharmaceuticals Team. Mr. Neugeboren graduated with a BA in Economics from Union College. Mr. Neugeboren was appointed to the Board because of his significant healthcare experience.

Mr. Murphy and Mr. Neugeboren will be compensated in accordance with the Company’s standard non-employee director compensation plan.

There are no related party transactions between the Company and each of Mr. Murphy and Mr. Neugeboren reportable under Item 404(a) of Regulation S-K.

Item 8.01 Other Events

On March 11, 2025, the Company issued a press release announcing the appointment of each Mr. Murphy and Mr. Neugeboren, and the resignation of each Ms. Giordano and Mr. Wikler. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit

No.	Description

99.1	Press Release, dated March 11, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATINAS BIOPHARMA HOLDINGS, INC.

Dated: March 11, 2025	By:	/s/ Jerome D. Jabbour
	Name:	Jerome D. Jabbour
	Title:	Chief Executive Officer